FILED PURSUANT TO RULE 424(B)(2)
REGISTRATION NO. 333-62290

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 20, 2006)

2,950,157 Shares of Common Stock

Common Stock

You should carefully read this prospectus supplement and the accompanying prospectus before you invest. Both documents contain information you should carefully consider before making your investment decision.

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering 2,950,157 shares of our common stock to Azimuth Opportunity Ltd., or Azimuth, pursuant to our Common Stock Purchase Agreement with Azimuth dated November 20, 2006, at a price of approximately $2.71 per share. The total purchase price for the shares is $8,000,000. We will receive net proceeds from the sale of these shares of approximately $7,880,000 after deducting our estimated offering expenses of approximately $120,000, including a placement agent fee of $90,000 payable to Reedland Capital Partners, an institutional division of Financial West Group, Member NASD/SIPC, in connection with this offering.

In addition to our issuance of shares of common stock to Azimuth pursuant to the Common Stock Purchase Agreement, this prospectus supplement and the accompanying prospectus also cover the sale of those shares by Azimuth to the public. Azimuth is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act, and any profits on the sales of shares of our common stock by Azimuth and any discounts, commissions or concessions received by Azimuth may be deemed to be underwriting discounts and commissions under the Securities Act.

We expect to issue the shares to Azimuth on or about July 11, 2007. On July 9, 2007, the last reported sale price of our common stock on the Nasdaq Global Market was $2.79 per share.

Investing in our common stock involves risks. Please read the “ Risk Factors” section beginning on page S-3 of the prospectus supplement and page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated July 10, 2007.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we are offering to sell shares of our common stock using this prospectus supplement and the accompanying prospectus. The prospectus supplement describes the specific terms of the common stock offering. The accompanying base prospectus gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus. If the description of the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus supplement, the terms “Syntroleum,” “we,” “our” or “us” mean Syntroleum Corporation, a Delaware corporation, and its predecessors and subsidiaries, unless the context indicates otherwise.

THE OFFERING

Common stock offered by Syntroleum	2,950,157 shares

Common stock outstanding before the offering	58,022,935 shares

Common stock outstanding after the offering	60,973,092 shares

Nasdaq Global Market Symbol	SYNM

The number of shares of common stock to be outstanding after this offering is based on 58,022,935 shares outstanding on May 31, 2007.

The number of shares outstanding before and after the offering excludes (i) 1,253,000 shares reserved for issuance under our stock option and incentive plans, of which options to purchase 7,190,144 shares at a weighted average option price of $6.69 and unvested restricted stock units totaling 1,276,000 shares have been issued and (ii) 2,723,825 shares issuable at a weighted average exercise price of $8.33 per share upon exercise of other outstanding warrants and options.

RISK FACTORS

You should carefully consider the risks described below, as well as those described in our Current Report on Form 8-K filed on June 25, 2007, in addition to the other information in this prospectus supplement and the related prospectus, including the information incorporated by reference herein, before making an investment decision. The risks and uncertainties described below are all of the material risks facing our company.

If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment in us.

Risks Related to this Offering

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $2.71 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $2.53 per share in the net tangible book value of the common stock. See “Dilution” for a more detailed discussion of the dilution you will incur in this offering.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 2,950,157 shares of common stock that we are offering will be approximately $7.9 million, based on the offering price of $2.71 per share, after deducting placement agents’ fees and estimated offering expenses payable by us.

We currently intend to use the net proceeds from the sale of the offered securities to fund our $4.25 million contribution to the formation of Dynamic Fuels, LLC, a venture with Tyson Foods, Inc. to manufacture synthetic renewable fuels, and for general corporate purposes. These general purposes may include capital expenditures, working capital, repayment or refinancing of indebtedness, acquisitions and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

DILUTION

Our net tangible book value at May 31, 2007 was $0.06 per share of common stock based on 58,022,935 shares of common stock outstanding as of May 31, 2007. Net tangible book value per share of common stock is determined by dividing our tangible net worth, which is tangible assets less liabilities, by the total number of shares of our common stock outstanding.

After giving effect to the sale of 2,950,157 shares of common stock by us at an offering price of $2.71 per share, less the fees due to the placement agent and our estimated offering expenses, our net tangible book value (unaudited) at May 31, 2007, would have been approximately $11.3 million, or $0.18 per share. This represents an immediate increase in the net tangible book value of $0.12 per share to existing stockholders and an immediate dilution of $2.53 per share to investors in this offering. The following table illustrates this per share dilution:

Offering price per share		$2.71
Net tangible book value per share as of May 31, 2007	$0.06
Increase in net tangible book value per share attributable to sale of common stock in the offering	$0.12

As adjusted net tangible book value per share after the offering		$0.18

Dilution in net tangible book value per share to the purchaser of common stock in the offering		$2.53

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (SEC File No. 0-21911). You can read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public at the SEC’s web site at http://www.sec.gov.

This prospectus supplement is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules. You may refer to the registration statement, exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 16, 2007;

•	our Quarterly Report in Form 10-Q for the quarter ended March 31, 2007 filed on May 10, 2007.

•

our Current Reports on Form 8-K filed on January 22, 2007, January 23, 2007, February 12, 2007, February 13, 2007 February 20, 2007, February 28, 2007, March 20, 2007, April 2, 2007, May 4, 2007, May 9, 2007, June 15, 2007, June 21, 2007, June 25, 2007, June 29, 2007 and July 9, 2007 and on Form 8-K/A filed on February 20, 2007, March 1, 2007, and April 25, 2007; and

•	the description of our common stock and associated preferred stock purchase rights contained in Amendment No. 2 to our Current Report on Form 8-K filed on October 29, 2004.

In addition, we incorporate by reference any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the registration statement of which this prospectus supplement forms a part and prior to the effectiveness of the registration statement.

You may obtain a free copy of these filings (without exhibits, which can be obtained for a nominal charge) by writing or telephoning:

Gary Gamino

Syntroleum Corporation

4322 South 49th West Avenue

Tulsa, Oklahoma 74107

(918) 592-7900

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus supplement, the accompanying prospectus or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any pricing supplement is accurate as of any date other than the date on its cover page.

PLAN OF DISTRIBUTION

Please see the information set forth under the caption “Plan of Distribution” in the accompanying prospectus, and the disclosure set forth in our Current Report on Form 8-K relating to our equity line of credit arrangement with Azimuth, filed with the Securities and Exchange Commission on November 21, 2006, pursuant to the Securities Exchange Act of 1934, which is incorporated by reference herein. For more information, please see the section entitled “Where You Can Find More Information” in this prospectus supplement.

LEGAL OPINIONS

The validity of the common stock offered by this prospectus supplement will be passed on for us by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Syntroleum Corporation as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference in this prospectus supplement and elsewhere in the registration statement of which this prospectus supplement is a part, have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving such reports.

PROSPECTUS

$250,000,000

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

We may offer from time to time debt securities, shares of our common stock, including the associated preferred stock purchase rights, shares of our preferred stock, depositary shares and warrants.

The aggregate initial offering price of the securities that we offer will not exceed $250,000,000. We will offer the securities in amounts, at prices and on terms to be determined at the time of the offering.

Our common stock is listed for trading on the Nasdaq Stock Market’s National Market under the symbol “SYNM.” On November 20, 2006, the last reported sales price of our common stock on the Nasdaq National Market was $2.74.

We will provide the specific terms of the offering in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement.

You should consider the risk factors we describe starting on page 4 before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a “shelf” registration process. This prospectus provides you with a general description of the offered securities. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.” As used in this prospectus, the terms “we,” “us” and “our,” mean Syntroleum Corporation, a Delaware corporation, and its subsidiaries and predecessors, unless the context indicates otherwise.

ABOUT SYNTROLEUM CORPORATION

We are seeking to develop and employ innovative technology to acquire and cause the production of stranded energy assets in various regions of the world. We are focusing our efforts on:

•

projects that will allow us to use our proprietary processes for converting natural gas, or synthesis gas from coal or other materials, into synthetic liquid hydrocarbons utilizing Fischer-Tropsch (“FT”) technology; and

•

projects in which we are directly involved in the field development, production and processing of hydrocarbons, including projects that involve traditional methods of production and processing, projects that we expect will later include the use of our GTL technologies.

We seek to form joint ventures for projects and acquire equity interests in these projects. We also license our FT and related technologies, which we refer to as the “Syntroleum Process” and the “Synfining Process,” to others. Our FT technology can be used in the conversion of natural gas, where the process is generally known as gas-to-liquids (“GTL”), and in the conversion of synthesis gas derived from coal, where it is generally known as coal-to-liquids (“CTL”). We believe that our use of air in the conversion process provides our technology with a competitive advantage compared to other technologies that use pure oxygen, thereby allowing us to build smaller footprint plants, like our designed barge- or ship-mounted GTL plant (“GTL Mobile Facility”), and avoid the inherent operating risks associated with using pure oxygen.

We are currently investing a significant amount of our resources into our designed GTL Mobile Facility and other potential international or domestic GTL or CTL projects. We believe that these projects offer the greatest potential to meet our objective of generating cash flow and utilizing the advantages of our processes. We also have projects ongoing and at varying stages of development with co-venturers and licensees in various geographical areas, including, Australia, Egypt, Germany, Nigeria, Papua New Guinea, and the United States. We may obtain funding through joint ventures, license arrangements and other strategic alliances, as well as various other financing arrangements to meet our capital and operating needs for various projects. We are currently exploring alternatives for raising capital to fund the growth of our GTL business, our CTL business, and our acquisition of oil and gas properties, including the formation of joint ventures and other strategic alliances. We are also exploring alternatives for conveying all or a portion of our interests in our currently owned properties. We expect to incur increases in our costs as we continue to develop and commercialize our projects.

We are incurring substantial operating and research and development costs with respect to developing and commercializing the Syntroleum Process, our proprietary process of converting various feedstocks into synthetic liquid hydrocarbons, and the Synfining Process, our proprietary process for refining synthetic liquid hydrocarbons produced by the Syntroleum Process, and do not anticipate recognizing any significant revenues from licensing our technology or from production from a FT plant in which we own an interest in the near future. As a result, we expect to continue to operate at a loss until sufficient revenues are recognized from licensing activities, commercial operation of FT plants or non-FT projects we are developing. As of September 30, 2006, we had approximately $38,251,000 of cash and cash equivalents available to fund operations. We believe that we currently have sufficient cash and financing capabilities to meet our funding requirements over the next year. However, we have experienced, and continue to experience, negative operating margins and negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment related to construction of FT plants and other activities, including exploration and production of energy assets and research and development programs in which we participate. Our longer-term survival will depend on our ability to obtain additional revenues or financing.

During the past five years, we have been focusing on commercializing the Syntroleum Process and Synfining Process to develop our own GTL and, more recently, CTL projects and we have also pursued more traditional oil and gas development and processing activities. We began business as GTG, Inc. on November 15, 1984. On April 25, 1994, GTG, Inc. changed its name to Syntroleum Corporation. On August 7, 1998, Syntroleum Corporation merged into SLH Corporation. SLH Corporation was the surviving entity in the merger and was renamed Syntroleum Corporation. Syntroleum Corporation was later re-incorporated in Delaware on June 17, 1999 through its merger into a Delaware corporation that was organized on April 23, 1999.

Miscellaneous

Our principal executive offices are located at 4322 South 49th West Avenue, Tulsa, Oklahoma 74107, and our telephone number at that location is (918) 592-7900.

FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward–looking statements that reflect our current view of future events and financial performance. These forward–looking statements are subject to numerous risks and uncertainties, including those factors discussed elsewhere in or incorporated by reference into this prospectus, the prospectus supplement, any pricing supplement and our other filings with the SEC.

These risks and uncertainties could cause actual results or events to differ materially from anticipated or historical results. You can identify forward–looking statements by our use of words like “anticipate,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “predict,” “project,” “should” and similar expressions. Any statement that is not a historical fact is a forward–looking statement. We caution you not to place undue reliance on these forward–looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward–looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

You should carefully consider the risks described below, in addition to the other information in this prospectus, including the information incorporated by reference herein, before making an investment decision. The risks and uncertainties described below are not the only ones facing our company.

If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of the offered securities could decline, and you may lose all or part of your investment in us.

Risks Relating to Our Technology

We might not successfully commercialize our technology, and commercial-scale FT plants based on the Syntroleum Process may never be successfully constructed or operated.

We do not have significant experience managing the financing, design, construction or operation of commercial-scale FT plants, and we may not be successful in doing so. No commercial-scale FT plant based on the Syntroleum Process has been constructed to date. A commercial-scale FT plant based on the Syntroleum Process may never be successfully built either by us or by our licensees. Success depends on our ability and the ability of our licensees to economically design, construct and operate commercial-scale FT plants based on the Syntroleum Process. Successful commercial construction and operation of a FT plant based on the Syntroleum Process depends on a variety of factors, many of which are outside our control.

Commercial-scale FT plants based on the Syntroleum Process might not produce results necessary for success, including results demonstrated on a laboratory, demonstration and pilot plant basis.

A variety of results necessary for successful operation of the Syntroleum Process could fail to occur at a commercial plant, including reactions successfully tested on a laboratory, demonstration plant and pilot plant basis. Results that could cause commercial-scale FT plants to be unsuccessful include:

•

lower reaction activity than that demonstrated in laboratory, pilot plant and demonstration plant operations, which would increase the amount of catalyst or number of reactors required to convert synthesis gas into liquid hydrocarbons and increase capital and operating costs;

•	shorter than anticipated catalyst life, which would require more frequent catalyst regeneration, catalyst purchases, or both, thereby increasing operating costs;

•

excessive production of gaseous light hydrocarbons from the Fischer-Tropsch reaction compared to design conditions, which would lower the anticipated amount of liquid hydrocarbons produced and would lower revenues and margins from plant operations;

•

inability of the gas turbines or heaters integrated into the Syntroleum Process to burn the low-heating-value tail gas produced by the process, which would result in the need to incorporate other methods to generate horsepower for the compression process that may increase capital and operating costs;

•

inability of third-party gasification and synthesis gas clean-up technology integrated into the Syntroleum Process to produce quantities of quality synthesis gas adequate for economic operation of a CTL plant; and

•	higher than anticipated capital and operating costs to design, construct and operate a FT plant.

In addition, these plants could experience mechanical difficulties related or unrelated to elements of the Syntroleum Process.

Many of our competitors have significantly more resources than we do, and FT technologies developed by competitors could become more commercially successful than ours or render our technology obsolete.

Development of FT technology is highly competitive, and other FT technologies could become more commercially successful than ours. The Syntroleum Process is based on chemistry that has been used by several companies in synthetic fuel projects over the past 60 years. Our competitors include major integrated oil companies that have developed or are developing competing FT technologies, including BP, ConocoPhillips, ExxonMobil, Sasol (including its participation in a joint venture with Chevron) and Shell. Each of these companies has significantly more financial and other resources than we do to spend for research and development of their technologies and for funding construction and operation of commercial-scale FT plants. In addition to using their own FT technologies in competition with us, these competitors could also offer to license their technology to others. Additionally, several small companies have developed and are continuing to develop competing FT technologies. The DOE has also sponsored a number of research programs relating to FT technology that could potentially lower the cost of competitive processes.

As our competitors continue to develop FT technologies, one or more of our current technologies could become obsolete. Our ability to create and maintain technological advantages is critical to our future success. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. We may not be able to successfully develop or expend the financial resources necessary to acquire new technology.

Our ability to protect our intellectual property rights involves complexities and uncertainties and commercialization of the Syntroleum Process could give rise to claims that our technology infringes upon the rights of others.

Our success depends on our ability to protect our intellectual property rights, which involves complex legal, scientific and factual questions and uncertainties. We rely on a combination of patents, copyrights, trademarks, trade secrets and contractual restrictions to protect our proprietary rights. Additional patents may not be granted, and our existing patents might not provide us with commercial benefit or might be infringed upon, invalidated or circumvented by others. In addition, the availability of patents in foreign markets, and the nature of any protection against competition that may be afforded by those patents, are often difficult to predict and vary significantly from country to country. We, our licensors, or our licensees may choose not to seek, or may be unable to obtain, patent protection in a country that could potentially be an important market for our FT technology. The confidentiality agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach. Additionally, our trade secrets and proprietary know-how might otherwise become known or be independently discovered by others.

Commercialization of the Syntroleum Process may give rise to claims that our technologies infringe upon the patents or proprietary rights of others. We may not become aware of patents or rights that may have applicability in the FT industry until after we have made a substantial investment in the development and commercialization of those technologies. Third parties may claim that we have infringed upon past, present or future FT technologies. Legal actions could be brought against us, our co-venturers or our licensees claiming damages and seeking an injunction that would prevent us, our co-venturers or our licensees from testing, marketing or commercializing the affected technologies. If an infringement action were successful, in addition to potential liability for damages, our co-venturers, our licensees or we could be required to obtain a license in order to continue to test, market or commercialize the affected technologies. Any required license might not be made available or, if available, might not be available on acceptable terms, and we could be prevented entirely from testing, marketing or commercializing the affected technology. We may have to expend substantial resources in litigation, either in enforcing our patents, defending against the infringement claims of others, or both. Many possible claimants, such as the major energy companies that have or may be developing proprietary FT technologies competitive with the Syntroleum Process, have significantly more resources to spend on litigation.

We could have potential indemnification liabilities to licensees relating to the operation of FT plants based on the Syntroleum Process or intellectual property disputes.

Our indemnification obligations could result in substantial expenses and liabilities to us if intellectual property rights claims were to be made against us or our licensees, or if FT plants based on the Syntroleum Process were to fail to operate as designed. Our license agreements require us to indemnify the licensee, subject to a cap of 50 percent of the license fees we receive, against specified losses relating to, among other things:

•	use of patent rights and technical information relating to the Syntroleum Process;

•	acts or omissions by us in connection with our preparation of process design packages for plants; and

•	performance guarantees that we may provide.

Industry rejection of our technology would make the construction of FT plants based on the Syntroleum Process more difficult or impossible and would adversely affect our ability to receive future license fees.

Demand and industry acceptance for our FT technology are subject to uncertainty. Failure by the industry to accept our technology would make construction of our FT plants more difficult or impossible, adversely affecting our ability to receive future license fees and generate other revenue. If a high profile industry participant were to adopt the Syntroleum Process and fail to achieve success, or if any commercial FT plant based on the Syntroleum Process were to fail to achieve success, other industry participants’ perception of the Syntroleum Process could be adversely affected.

If ongoing work to enhance project economics and improvements to the Syntroleum Process is not commercially viable, the design and construction of lower-cost FT plants based on the Syntroleum Process could be delayed or prevented.

If improvements to the Syntroleum Process currently under development do not become commercially viable on a timely basis, the total potential market for FT plants that could be built by us and our co-venturers and by our licensees could be significantly limited. A number of improvements to the Syntroleum Process are in various stages of development. These improvements may require substantial additional investment, development and testing prior to their commercialization. We might not be successful in developing these improvements and, if developed, they may not be capable of being utilized on a commercial basis.

Risks Relating to Our Business

We will need to obtain funds from additional financings or other sources for our business activities or sell technology, discontinue operations, etc. If we do not receive these funds, we would need to reduce, delay or eliminate some of our expenditures.

We have sustained recurring losses and negative cash flows from operations. Over the periods presented in the accompanying financial statements, our growth has been funded through a combination of equity and convertible debt financings, and the sale of certain assets. As of September 30, 2006, we had approximately $38,251,000 of cash and cash equivalents available to fund operations. We review cash flow forecasts and budgets periodically. We have experienced, and continue to experience, negative operating margins and negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment related to construction of FT plants and other activities, including exploration and production of energy assets and research and development programs in which we participate. We believe that we currently have sufficient cash and financing capabilities to meet our funding requirements over the next year.

We expect that we will need to raise substantial additional capital to accomplish our business plan over the next several years. In addition, we may wish to selectively pursue equity partnerships in certain gas or coal monetization projects in order to achieve operating efficiencies. We expect to seek to obtain additional funding through debt or equity financing in the capital markets, joint ventures, license agreements and other strategic alliances, as well as various other financing arrangements. If we obtain additional funds by issuing equity securities, dilution to stockholders may occur. In addition, preferred stock could be issued in the future without stockholder approval and the terms of the preferred stock could include dividend, liquidation, conversion, voting and other rights that are more favorable than the rights of the holders of our common stock. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

If adequate funds are not available, we may be required to reduce, delay or eliminate expenditures for our FT plant development and other activities, as well as our research and development and other activities, or seek to enter into a business combination transaction with or sell assets to another company. We could also be forced to license to third parties the rights to commercialize additional products or technologies that we would otherwise seek to develop ourselves. The transactions outlined above may not be available to us when needed or on terms acceptable or favorable to us.

Construction of FT plants based on the Syntroleum Process will be subject to risks of delay and cost overruns.

The construction of FT plants based on the Syntroleum Process will be subject to the risks of delay or cost overruns resulting from numerous factors, including the following:

•	shortages of equipment, materials or skilled labor;

•	unscheduled delays in the delivery of ordered materials and equipment;

•	engineering problems, including those relating to the commissioning of newly designed equipment;

•	work stoppages;

•	weather interference;

•	unanticipated cost increases; and

•	difficulty in obtaining necessary permits or approvals.

We have incurred losses and anticipate continued losses.

As of September 30, 2006, we had an accumulated deficit of $324.5 million. We have not yet achieved profitability and we expect to continue incurring net losses until we recognize sufficient revenues from licensing activities, FT plants or other sources. Because we do not have an operating history upon which an evaluation of our prospects can be based, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by small companies seeking to develop new and rapidly evolving technologies. To address these risks we must, among other things, continue to attract investment capital, respond to competitive factors, continue to attract, retain and motivate qualified personnel and commercialize and continue to upgrade our FT technologies. We may not be successful in addressing these risks, and we may not achieve or sustain profitability.

Our anticipated expense levels are based in part on our expectations as to future operating activities and not on historical financial data. We plan to continue funding research and development and project development activities. Capital expenditures will depend on progress we make in developing various projects on which we are currently working. Increased revenues or cash flows may not result from these expenses.

If prices for crude oil, natural gas, coal and other commodities are unfavorable, FT plants based on the Syntroleum Process may not be economical.

Because the synthetic crude oil, liquid fuels and specialty products that Syntroleum Process-based FT plants are expected to produce will compete in markets with oil and refined petroleum products, and because natural gas, coal or other materials will be used as the feedstock for these plants, an increase in prices relative to prices for oil and refined products, or a decrease in prices for oil and refined products, could adversely affect the operating results of these plants. Higher than anticipated costs for the catalysts and other materials used in these plants could also adversely affect operating results. Prices for natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for natural gas, market uncertainty and a variety of additional factors that are beyond our control. Coal prices are also subject to variation due to supply and demand forces beyond our control. Factors that could cause changes in the prices and availability of oil, natural gas, coal and refined products include:

•	level of consumer product demand;

•	weather conditions;

•	domestic and foreign government regulation;

•	actions of the Organization of Petroleum Exporting Countries;

•	political conditions in oil and natural gas producing countries;

•	supply of foreign crude oil and natural gas;

•	location of GTL plants relative to natural gas reserves and pipelines;

•	location of CTL plants relative to coal reserves and transportation systems;

•	capacities of pipelines;

•	fluctuations in seasonal demand;

•	price and availability of alternative fuels; and

•	overall economic conditions.

We cannot predict the future markets and prices for oil, natural gas, coal or other materials used in the Syntroleum Process or refined products.

Our belief that the Syntroleum Process can be cost effective for GTL plants with capacities from 17,000 to over 100,000 b/d depending upon the amount of oil, condensate, and liquefied petroleum gas that is produced along with the natural gas assumes prevailing oil prices in the range of those received on world markets over the last three years. We believe that the Syntroleum Process for CTL can be cost effective assuming prevailing oil prices in the range of those received on world markets over the last three years, with gasification technology representing approximately 75-80 percent of the capital cost of a CTL plant. However, the markets for oil and natural gas have historically been volatile and are likely to continue to be volatile in the future. Crude oil prices fell for a period of time during 1998 to historically low levels below $10 per barrel and could return to low levels in the future.

Adverse operating conditions could prevent FT plants based on the Syntroleum Process from operating economically.

The economic application of FT technologies depends on favorable plant operating conditions. Among operating conditions that impact plant economics are the site location, infrastructure, weather conditions, size of equipment, quality of the natural gas feedstock, type of plant products and whether the natural gas converted by the plant is associated with oil reserves. For example, if a plant were located in an area that requires construction of substantial infrastructure, plant economics would be adversely affected. Additionally, plants that are not designed to produce specialty products or other high margin products, and plants that are not used to convert natural gas that is associated with oil reserves, will be more dependent on favorable natural gas and oil prices than plants designed for those uses.

GTL and CTL plants will depend on the availability of natural gas or coal at economic prices, and alternative uses of natural gas or coal could be preferred in many circumstances.

Construction and operation of GTL plants will depend on availability of natural gas at economic prices. The market for natural gas is highly competitive in many areas of the world and, in many circumstances, the sale of natural gas for use as a feedstock in a GTL plant will not be the highest value market for the owner of the natural gas. Cryogenic conversion of natural gas to liquefied natural gas may compete with our GTL plants for use of natural gas as feedstocks in many locations. Local commercial, residential and industrial consumer markets, power generation, ammonia, methanol and petrochemicals are also alternative markets for natural gas. Unlike us, many of our competitors also produce or have access to large volumes of natural gas, which may be used in connection with their GTL operations. The availability of natural gas at economic prices for use as a feedstock for GTL plants may also depend on the production costs for the gas and whether natural gas pipelines are located in the areas where these plants are located. New pipelines may be built or existing pipelines may be expanded into areas where GTL plants are built, and this may affect operating margins of these plants as other markets compete for available natural gas.

Construction and operation of CTL plants will depend on the availability of coal or other carbon-based materials such as pet-coke or vacuum resid at economic prices. The cost of coal varies depending upon the energy value per ton of different types of coal and the type of mining operations. The markets for these feedstocks are highly dependent upon the source, location and availability of transportation systems that are generally tied to the power generation sector. Higher coal prices are generally found closer to major population centers where power plants may have a competitive advantage in converting coal to power for transmission in the local region.

Our receipt of license fees depends on substantial efforts by our licensees, and our licensees could choose not to construct a GTL plant based on the Syntroleum Process or to pursue alternative GTL technologies.

Our licensees will determine whether we issue any plant site licenses to them and, as a result, whether we receive any additional license fees under our license agreements. To date, no licensee of the Syntroleum Process has exercised its right to obtain a site license. Under most circumstances, a licensee will need to undertake substantial activities and investments before we issue any plant site licenses and receive license fees. These activities may include performing feasibility studies, obtaining regulatory approvals and permits, obtaining preliminary cost estimates and final design and engineering for the plant, obtaining a sufficient dedicated supply of natural gas, obtaining adequate commitments for the purchase of the plant’s products and obtaining financing for construction of the plant. A licensee will control the amount and timing of resources devoted to these activities. Whether licensees are willing to expend the resources necessary to construct GTL plants will depend on a variety of factors outside our control, including the prevailing view of price outlook for crude oil, natural gas, coal and refined products. In addition, our license agreements may be terminated by the licensee, with or without cause and without penalty, upon 90 days’ notice to us. If we do not receive payments under our license agreements, we may not have sufficient resources to implement our business strategy. Our licensees are not restricted from pursuing alternative GTL technologies on their own or in collaboration with others, including our competitors.

Our success depends on the performance of our executive officers, the loss of whom would disrupt our business operations.

We depend to a large extent on the performance of our executive officers, including Kenneth L. Agee, our founder, Chairman of the Board and inventor with respect to many of our patents and patent applications, and John B. Holmes, Jr., our President and Chief Executive Officer. Given the technological nature of our business, we also depend on our scientific and technical personnel. Our efforts to develop and commercialize our technology have placed a significant strain on our scientific and technical personnel, as well as our operational and administrative resources. Our ability to implement our business strategy may be constrained and the timing of implementation may be impacted if we are unable to attract and retain sufficient personnel. At September 30, 2006, we had 78 full-time employees. Except for a $500,000 life insurance policy that we hold on the life of Kenneth L. Agee, we do not maintain “key person” life insurance policies on any of our employees. We have entered into employment agreements with several key employees.

We depend on strategic relationships with manufacturing and engineering companies. If these companies fail to provide necessary components or services, this could negatively impact our business.

We intend to, and believe our licensees will, utilize third-party component manufacturers in the design and construction of FT plants based on the Syntroleum Process. If any third-party manufacturer is unable to acquire raw materials or provide components of FT plants based on the Syntroleum Process in commercial quantities in a timely manner and within specifications, we or our licensees could experience material delays or construction or development plans could be canceled while alternative suppliers or manufacturers are identified. We have no experience in manufacturing and do not have any manufacturing facilities. Consequently, we will depend on third parties to manufacture components for FT plants based on the Syntroleum Process. We have conducted development activities with third parties for our proprietary catalysts and other equipment, including turbines that may be used in the Syntroleum Process, and other manufacturing companies may not have the same expertise as these companies.

We also intend to utilize third parties to provide engineering services in connection with our efforts to commercialize the Syntroleum Process. If these engineering firms are unable to provide requisite services or performance guarantees, we or our licensees could experience material delays or construction plans could be canceled while alternative engineering firms are identified and become familiar with the Syntroleum Process. We have limited experience in providing engineering services and have a limited engineering staff. Consequently, we will depend on third parties to provide necessary engineering services, and these firms may be asked by licensees or financial participants in plants to provide performance guarantees in connection with the design and construction of FT plants based on the Syntroleum Process.

Our operating results may be volatile due to a variety of factors and are not a meaningful indicator of future performance.

We expect to experience significant fluctuations in future annual and quarterly operating results because of the unpredictability of many factors that impact our business. These factors include:

•	timing of any construction by us or our licensees of FT plants;

•	demand for licenses of the Syntroleum Process and receipt and revenue recognition of license fees;

•	oil and gas prices;

•	coal prices;

•	timing and productivity of oil and gas wells;

•	timing and amount of research and development expenditures;

•	demand for synthetic fuels and specialty products;

•	introduction or enhancement of FT technologies by us and our competitors;

•	availability of insurance;

•	market acceptance of new technologies; and

•	general economic conditions.

As a result, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it may be that in some future year or quarter our operating results will be below the expectations of public market analysts and investors. In that event, the price of our common stock would likely be materially adversely affected.

We are subject to extensive laws relating to the protection of the environment, and these laws may increase the cost of designing, constructing and operating our FT plants.

If we violate any of the laws and regulations relating to the protection of the environment, we may be subject to substantial fines, criminal sanctions or third party lawsuits and may be required to install costly pollution control equipment or, in some extreme cases, curtail operations. Our FT plants will generally be required to obtain permits under applicable environmental laws and various permits for industrial siting and construction. Compliance with environmental laws and regulations, as well as with any requisite environmental or construction permits, may increase the costs of designing, constructing and operating our FT plants. We may also face exposure to actual or potential claims and lawsuits involving environmental matters with respect to our previously owned real estate.

Terrorist threats and U.S. military actions could result in a material adverse effect on our business.

Subsequent to the September 11, 2001 terrorist attacks on the World Trade Center and the Pentagon, the United States commenced military actions in response to these attacks. On March 19, 2003, the United States and a coalition of other countries initiated military action in Iraq for the stated purpose of removing that country’s government and destroying its ability to use or produce weapons of mass destruction. Further acts of terrorism in the United States or elsewhere could occur. In addition, recent world political events have resulted in increasing tension involving Iran, North Korea and Syria. These developments and similar future events may cause instability in the world’s financial and insurance markets and could significantly increase political and economic instability in the geographic areas in which we may wish to operate. These developments could also lead to increased volatility in prices for crude oil and natural gas. In addition, these developments could adversely affect our ability to access capital and to successfully implement projects currently under development.

Following the terrorist attacks on September 11, 2001, insurance underwriters increased insurance premiums charged for many coverages and issued general notices of cancellations to their customers for war risk, terrorism and political risk insurance with respect to a variety of insurance coverages. Insurance premiums could be increased further or coverages may be unavailable in the future.

United States government regulations effectively preclude us from actively engaging in business activities in certain countries. These regulations could be amended to cover countries where we may wish to operate in the future. These developments could subject the operations of our company to increased risks and, depending on their magnitude, could have a material adverse effect on our business.

Sufficient markets for the synthetic products of the Syntroleum Process and Synfining Process or products that utilize these synthetic products, including fuel cells, may never develop or may take longer to develop than we anticipate.

Sufficient markets may never develop for the synthetic products of the Syntroleum Process , or may develop more slowly than we anticipate. The development of sufficient markets for the synthetic products of the Syntroleum Process may be affected by many factors, some of which are out of our control, including:

•	cost competitiveness of the synthetic products of the Syntroleum Process;

•	consumer reluctance to try a new product;

•	environmental, safety and regulatory requirements; and

•	emergence of more competitive products.

In addition, a new market may fail to develop for products that utilize our synthetic products. For example, the establishment of a market for the use of these products as fuel for fuel cells is uncertain, in part because fuel cells represent an emerging market and we do not know if distributors will want to sell them or if end-users will want to use them.

If sufficient markets fail to develop or develop more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our technology and may never achieve profitability.

We may not be successful in acquiring interests in oil and natural gas properties.

The successful acquisition of oil and natural gas properties requires an assessment of recoverable reserves, future oil and natural gas prices, capital and operating costs, potential environmental and other liabilities and other factors. Such assessments, even when performed by experienced personnel, are necessarily inexact and uncertain. Our review of subject properties will not reveal all existing or potential problems, deficiencies and capabilities. We may not always perform inspections on every well, and may not be able to observe structural and environmental problems even when we undertake an inspection. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of these problems. Because we do not have a database of acquired properties and other resources used in acquiring interests in oil and gas properties, we may not be as well positioned as many of our competitors to successfully acquire interests in properties.

Natural gas and oil drilling is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

Drilling for natural gas and oil involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors beyond our control, including:

•	unexpected or adverse drilling conditions;

•	elevated pressure or irregularities in geologic formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs, crews and equipment.

Even if drilled, our completed wells may not produce reserves of natural gas or oil that are economically viable or that meet our earlier estimates of economically recoverable reserves. Our overall drilling success rate or our drilling success rate for activity within a particular project area may decline. Unsuccessful drilling activities could result in a significant decline in our production and revenues and materially harm our operations and financial condition by reducing our available cash and resources. Because of the risks and uncertainties of our business, our future performance in exploration and drilling may not be comparable to our historical performance described in this prospectus.

We are subject to various operating and other casualty risks that could result in liability exposure or the loss of production and revenues.

The natural gas and oil business involves operating hazards such as:

•	well blowouts;

•	mechanical failures;

•	explosions;

•	uncontrollable flows of oil, natural gas or well fluids;

•	fires;

•	geologic formations with abnormal pressures;

•	pipeline ruptures or spills;

•	releases of toxic gases; and

•	other environmental hazards and risks.

Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and the property of others.

We may not have enough insurance to cover all of the risks we face.

In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We do not carry a significant amount of business interruption insurance. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

Risks Related to the Offering

The concentrated ownership of our common stock may have the effect of delaying or preventing a change of control of our company.

As of September 30, 2006, our directors and officers beneficially owned approximately 17% of the outstanding shares of our common stock. As a result, our directors and officers, to the extent they act together, will be in a position to significantly influence the outcome of matters requiring a stockholder vote, including the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. This concentrated ownership of our common stock may have the effect of delaying or preventing a change of control of our company.

Our stock price may continue to be volatile and could decline following this offering.

Historically, the market price of our common stock has been very volatile. The trading price of our common stock is expected to continue to be subject to substantial volatility in response to numerous factors, including publicity regarding actual or potential results with respect to development of the Syntroleum Process and Synfining Process and design, construction and commercial operation of plants using our process, announcements of technological innovations by others with competing FT processes, developments concerning intellectual property rights, including claims of infringement, annual and quarterly variances in operating results, changes in energy prices, competition, changes in financial estimates by securities analysts, any differences in actual results and results expected by investors and analysts, investor perception of our favorable or unfavorable prospects and other events or factors. In addition, the stock market has experienced and continues to experience significant price and volume volatility that has affected the market price of equity securities of many companies. This volatility has often been unrelated to the operating performance of those companies. These broad market fluctuations may adversely affect the market price of our common stock. We are required to maintain standards for listing of our common stock on the National Market System of the Nasdaq Stock Market, and we cannot assure you that we will be able to do so. There is no guarantee that an active public market for our common stock will be sustained.

Provisions in our charter documents and Delaware law may delay or prevent an acquisition of our company, which could decrease the value of our common stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it difficult for a third party to acquire our company without the consent of our board of directors. The provisions of our certificate of incorporation and bylaws include a classified board of directors with staggered terms, supermajority voting requirements for business combinations with owners of 10% or more of our common stock and restrictions on the ability of stockholders to take action by written consent. In addition, our board of directors has adopted a stockholder rights plan, and is authorized to set the terms of our preferred stock without stockholder approval. Delaware law also imposes some restrictions on mergers and other business combinations between our company and owners of 15% or more of our common stock. These provisions apply even if an acquisition proposal is considered beneficial by some stockholders and could depress the value of our common stock.

Future sales of our common stock could adversely affect our stock price.

Substantial sales of our common stock in the public market, or the perception by the market that those sales could occur, could lower our stock price or make it difficult for us to raise additional equity capital in the future. These sales could include sales of shares of our common stock by our directors and officers, who beneficially owned approximately 17% of the outstanding shares of our common stock as of September 30, 2006. We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement or any pricing supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include capital expenditures, working capital, repayment or refinancing of indebtedness, acquisitions and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short–term marketable securities or apply them to the reduction of short–term indebtedness.

DILUTION

Our net tangible book value at September 30, 2006 was $(.10) per share of common stock. Net tangible book value per share of common stock is determined by dividing our tangible net worth, which is tangible assets less liabilities, by the total number of shares of our common stock outstanding. If we offer shares of our common stock, purchasers of our common stock in that offering may experience immediate dilution in net tangible book value per share. The prospectus supplement relating to an offering of shares of our common stock will set forth the information regarding any dilutive effect of that offering.

RATIO OF EARNINGS TO FIXED CHARGES

Our deficiency of earnings to fixed charges for each of the periods shown is as follows:

	Nine Months Ended September 30, 2006	Year Ended December 31,
		2005	2004	2003	2002	2001
Deficiency of earnings to fixed charges	$(41,477)	$(37,512)	$(42,058)	$(35,781)	$(65,608)	$(32,658)

We have computed the amount by which earnings available for fixed charges were insufficient to cover fixed charges. For this purpose, “earnings available for fixed charges” consist of income (loss) from continuing operations before minority interests and income taxes plus fixed charges and distributed earnings of unconsolidated subsidiaries, less capitalized interest and undistributed equity in earnings of subsidiaries. “Fixed charges” consist of interest expense, capitalized interest, amortized expenses related to indebtedness, and an estimate of the interest within rental expense.

Our deficiency of earnings to combined fixed charges and preferred stock dividends for the quarter ended September 30, 2006 and each of the five years in the period ended December 31, 2005 is the same as those reflected above for the deficiency of earnings to fixed charges because we had no preferred stock dividend requirements.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. We will issue the debt securities under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. In this description, we sometimes call the senior indenture and the subordinated indenture the “indentures.”

We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete. You should read the indentures and other instruments establishing the terms of debt securities for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the forms of the indentures with the SEC as exhibits to the registration statement and will include the final indentures and other instruments establishing the terms of debt securities as exhibits to a filing with the SEC in connection with an offering of debt securities.

In this summary description of the debt securities, all references to “us” mean Syntroleum only, unless we state otherwise or the context clearly indicates otherwise.

General

The senior debt securities will constitute senior debt and will rank equally with all our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, any senior debt securities and all our other senior debt. Unless we inform you otherwise in the prospectus supplement, the indentures will not limit the amount of debt we may issue under the indentures or the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

At the time we issue debt securities or during the period they remain outstanding, we may conduct a substantial part of our operations through our subsidiaries, and our subsidiaries may generate a significant part of our cash flow. As a result, distributions or advances from our subsidiaries may be important sources of funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Unless we inform you otherwise in the prospectus supplement, the indentures and the debt securities will not contain:

•	any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction, or

•

provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities,

•	the total principal amount of the debt securities,

•	whether the debt securities are senior debt securities or subordinated debt securities,

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders,

•	the date or dates on which the principal of and any premium on the debt securities will be payable,

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments,

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable,

•	the place or places where payments on the debt securities will be payable,

•	any provisions for optional redemption or early repayment,

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity,

•	the denominations in which we may issue the debt securities,

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments will be payable by reference to any index or formula,

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount,

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations,

•	any changes or additions to the events of default or covenants this prospectus describes,

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities,

•	any terms for the conversion or exchange of the debt securities for other securities issued by us or any other entity, and

•	any other terms of the debt securities.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. Those debt securities may bear no interest or may bear interest at a rate that at the time of issuance is below market rates.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Subordination

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal, interest or any premium on the subordinated debt securities if:

•	we fail to pay the principal, interest, premium or any other amounts on any senior debt when due, or

•

we default in performing any other covenant (a “covenant default”) in any senior debt that we have designated if the covenant default allows the holders of that senior debt to accelerate the maturity of the senior debt they hold.

Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from making payments on the subordinated debt securities only for up to 179 days after holders of the senior debt give the trustee for the subordinated debt securities notice of the covenant default.

The subordination provisions will not affect our obligation, which will be absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the subordinated debt securities. In addition, the subordination provisions will not prevent the occurrence of any default under the subordinated indenture.

Unless we inform you otherwise in the prospectus supplement, the subordinated indenture will not limit the amount of Senior Indebtedness that we may incur. As a result of the subordination of the subordinated debt securities, if we became insolvent, holders of subordinated debt securities may receive less on a proportionate basis than our other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Indebtedness” will mean all notes or other indebtedness, including guarantees, of Syntroleum for money borrowed and similar obligations, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

Consolidation, Merger and Sale of Assets

The indentures generally will permit a consolidation or merger between us and another entity. They also will permit the sale by us of all or substantially all of our assets. The indentures will provide, however, that we may consolidate with another entity to form a new entity or merge into any other entity or transfer or dispose of all or substantially all our assets to any other entity only if:

•

the resulting or surviving entity assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and the debt securities, and

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following will be events of default with respect to a series of debt securities:

•	our failure to pay interest or any required additional amounts on any debt securities of that series for 30 days,

•	our failure to pay principal of or any premium on any debt securities of that series when due,

•	our failure to deposit any sinking fund payment when due for that series of debt securities for 30 days,

•

our failure to comply with any of our covenants or agreements in the debt securities of that series or the applicable indenture, other than an agreement or covenant that we have included in that indenture solely for the benefit of other series of debt securities, for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that indenture that are affected by that failure,

•	specified events involving bankruptcy, insolvency or reorganization of Syntroleum, and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default, or, in some cases, 25% in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class, may declare the principal of and all accrued and all unpaid interest on those debt securities to be due and payable immediately. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of and all accrued and unpaid interest on all the debt securities will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default, or, in some cases, a majority in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class, may rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under either of the indentures may give rise to cross defaults on our other indebtedness.

A holder of a debt security of any series will be able to pursue any remedy under the applicable indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series,

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy,

•	the holder or holders offer to the trustee indemnity reasonably satisfactory to it,

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity, and

•	during that 60–day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision will not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series, or of all debt securities affected, voting as one class, will be able to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable trustee, and

•	exercising any trust or power conferred on the applicable trustee not relating to or arising under an event of default.

Each indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in that indenture.

Modification and Waiver

We may amend or supplement either indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the applicable indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of each holder of each debt security affected, however, no amendment or supplement may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver,

•	reduce the rate of or change the time for payment of interest on any debt security,

•	reduce the principal of, premium on or any mandatory sinking fund payment with respect to any debt security or change the stated maturity of any debt security,

•	reduce any premium payable on the redemption of any debt security or change the time at which any debt security may or must be redeemed,

•	change any obligation to pay additional amounts on any debt security,

•	make the payments on any debt security payable in any currency or currency unit other than as the debt security originally states,

•	impair the holder’s right to institute suit for the enforcement of any payment on any debt security,

•

make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the applicable indenture or to make any change in the applicable indenture’s provisions for modification,

•	waive a continuing default or event of default regarding any payment on any debt security, or

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security.

We and the applicable trustee may agree to amend or supplement either indenture or waive any provision of either indenture without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency,

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer,

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities,

•	to provide any security for or add guarantees of any series of debt securities,

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939,

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture,

•	to add events of default with respect to any debt securities,

•	to make any change that does not adversely affect any outstanding debt securities of any series in any material respect,

•

to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect, and

•	to provide for the acceptance of a successor or another trustee.

The holders of a majority in principal amount of the outstanding debt securities of any series, or of all senior debt securities or subordinated debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Discharge and Defeasance

We will be discharged from all obligations under the applicable indenture with respect to any series of debt securities, except for surviving obligations relating to any conversion rights and to register the transfer or exchange of the debt securities, if:

•	all debt securities of the series previously authenticated and delivered under the relevant indenture have been delivered to the indenture trustee for cancellation or

•

all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due.

To exercise the right of discharge described above, we must deliver to the applicable trustee an opinion of counsel and an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the applicable indenture have been complied with.

In addition to our right of discharge described above, we may deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”), or

•

we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).

If we defease a series of debt securities, the holders of the debt securities of the series affected will continue to be entitled to the benefits under the applicable indenture of our obligations to:

•	register the transfer or exchange of debt securities,

•	replace stolen, lost or mutilated debt securities, and

•	maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the applicable trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.

Governing Law

New York law will govern the indentures and the debt securities.

Trustee

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

Each indenture will limit the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue under that indenture. If the prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing, or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, all liability of the trustee and paying agent with respect to those funds will cease and holders entitled to those funds must look only to us for payment.

Book–entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF CAPITAL STOCK

The total number of shares of all classes of stock that we have authority to issue is 155,000,000, consisting of 150,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. We had 55,972,262 shares of common stock outstanding as of November 1, 2006. We have authorized and reserved for issuance 250,000 shares of junior participating preferred stock in connection with the preferred stock purchase rights described below.

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation and our bylaws relating to our capital stock. You should read our certificate of incorporation and bylaws as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement. Please read “Where You Can Find More Information.”

Common Stock

The holders of common stock are entitled to one vote per share on all matters voted on by our stockholders, including the election of directors, except as may, in the future, be provided in any resolutions adopted by our board of directors with respect to any series of preferred stock. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of shares of common stock exclusively possess all voting power of our stockholders. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to those dividends as may be declared from time to time by our board of directors from funds available for dividends and, upon liquidation, are entitled to receive pro rata all of our assets available for distribution to our stockholders.

Preferred Stock

Our board of directors is authorized to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the powers, designation, preferences and rights of each series and the qualifications, limitations or restrictions of each series, including:

•	the designation of the series,

•

the number of shares of the series, which number the board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares of that series then outstanding,

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate and the preferences, if any, of the series,

•	the dates on which dividends, if any, will be payable,

•	the redemption rights and price or prices, if any, for shares of the series,

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,

•	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs,

•

whether the shares of the series will be convertible into or exchangeable for shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that class or series or that other security, the conversion or exchange price or prices or rate or rates, any adjustments to those prices or rates, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions of the conversion or exchange,

•	restrictions on the issuance of shares of the same series, or of any other class or series, and

•	the voting rights, if any, of the holders of shares of any series.

The prospectus supplement relating to any series of preferred stock we offer will include specific terms relating to the offering. The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified by the certificate of designation relating to the applicable series of preferred stock. You should read that document for provisions that may be important to you. We will include that document as an exhibit to a filing with the SEC in connection with an offering of preferred stock.

The authorized shares of preferred stock, as well as shares of common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by the rules of any stock exchange or automated quotation system on which our securities are listed or traded. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the board of directors may determine not to seek stockholder approval.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue shares based on its judgment as to our best interests and the best interests of our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt, including a tender offer or other transaction that some, or a majority of, our stockholders might believe to be in their best interests or that might result in stockholders receiving a premium for their stock over the then current market price of the stock.

Depositary Shares

If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance of receipts for depositary shares to any holder of those fractional interests. Each depositary share will represent a fractional interest in the underlying share of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a deposit agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The depositary receipts will evidence the depositary shares issued under the deposit agreement.

The deposit agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

The following description of the depositary shares we may offer, together with the additional information included in any prospectus supplements, describes the material terms and provisions of this type of security but is not complete. For a more complete description of the terms of the depositary shares, please refer to the deposit agreement relating to the depositary shares and the depositary receipt relating to the preferred stock that is attached to the deposit agreement. We will include these documents as exhibits to a filing with the SEC in connection with an offering of depositary shares.

We will describe in a prospectus supplement the specific terms of any depositary shares we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such depositary shares may differ from the terms described below.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date, unless we or the depositary is required by law to withhold an amount on account of taxes. If this occurs, the amount distributed to the holders of depositary shares will be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

If there is a non–cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make that distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange and Redemption. If any series of preferred stock underlying the depositary shares may be or is required to be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares which are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide.

After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

Voting. When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions and will abstain from voting the number of shares of preferred stock underlying the depositary shares of holders who do not provide instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendments. We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Approval by the holders of at least a majority of the depositary shares then outstanding will be required for any amendment that materially adversely affects the rights of holders of depositary shares. Any holder of depositary shares that continues to hold its shares after any amendment has become effective will be deemed to have agreed to the amendment.

Termination. We or the depositary may terminate the deposit agreement only after:

•	the depositary has redeemed all related outstanding depositary shares,

•	all outstanding shares of preferred stock have been converted into or exchanged for common stock, or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Payment of Fees and Expenses. We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. We are required to appoint a successor depositary within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Withdrawal. Upon our surrender of depositary receipts to the depositary, we are entitled to receive certificates evidencing the number of whole shares of preferred stock and any money and other property represented by those depositary receipts. If the depositary receipts we deliver evidence a number of depositary shares greater than the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to us at the same time a new depositary receipt evidencing that excess number of depositary shares.

Reports and Obligations. The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Both we and the depositary will be obligated to act in good faith in performing our duties under the deposit agreement. We and the depositary will be liable only for gross negligence and willful misconduct in performing our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting that action furnish satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel or accountants, on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Preferred Stock Purchase Rights

Our predecessor’s board of directors declared a dividend of one preferred share purchase right (“Right”) to the holder of record of each share of its common stock as of the close of business on March 3, 1997. In connection with our reincorporation in 1999, we assumed these Rights and the related Rights Agreement dated January 31, 1997 between our predecessor and American Stock Transfer & Trust Company, as agent for holders of Rights. We have entered into the Second Amended and Restated Rights Agreement as of October 24, 2004. Each Right entitles the registered holder to purchase from Syntroleum a unit consisting of one one-hundredth of a share (a “Fractional Share”) of Series A Junior Participating Preferred Stock, par value $.01 per share (the “Preferred Stock”), at a purchase price of $20.83  1/3 per Fractional Share, subject to adjustment (the “Purchase Price”).

The Rights will have certain anti-takeover effects. The Rights could cause substantial dilution to a person or group that attempts to acquire us and effect a change in the composition of our board of directors on terms not approved by the board of directors, including by means of a tender offer at a premium to the market price. The Rights should not interfere with any merger or business combination approved by the board of directors because we may redeem the rights at the redemption price prior to the time that a person has become an Acquiring Person, as defined below.

Initially, the Rights will be attached to all certificates representing outstanding shares of common stock, and no separate certificates for the Rights (“Rights Certificates”) will be distributed. The Rights will separate from the common stock and a “Distribution Date” will occur, with certain exceptions, upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock (the date of the announcement being the “Stock Acquisition Date”), or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person’s becoming an Acquiring Person. Robert Day, members of his immediate family and his affiliates and associates will not be deemed to be an Acquiring Person unless such parties obtain beneficial ownership of 35% or more shares of the outstanding shares of common stock. In certain circumstances, the Distribution Date may be deferred by the board of directors. Certain inadvertent acquisitions will not result in a person’s becoming an Acquiring Person if the person promptly divests itself of sufficient common stock. Until the Distribution Date, (a) the Rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (b) new common stock certificates issued after February 24, 1997 will contain a notation incorporating the Second Amended and Restated Rights Agreement by reference and (c) the surrender for transfer of any certificate for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on October 24, 2014, unless earlier redeemed or exchanged by us as described below.

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of common stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of common stock issued prior to the Distribution Date will be issued with Rights. Shares of common stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the board of directors, no other shares of common stock issued after the Distribution Date will be issued with Rights.

In the event (a “Flip-In Event”) that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of common stock at a price and on terms that a majority of the independent directors of Syntroleum determines to be fair to and otherwise in the best interests of Syntroleum and its stockholders (a “Permitted Offer”)), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of common stock (or, in certain circumstances, cash, property or other of our securities) having a Current Market Price (as defined in the Second Amended and Restated Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Triggering Event, all Rights that are, or (under certain circumstances specified in the Second Amended and Restated Rights Agreement) were, beneficially owned by or transferred to an Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Second Amended and Restated Rights Agreement. However, Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by us as set forth below.

In the event (a “Flip-Over Event”) that, at any time from and after the time an Acquiring Person becomes such, (i) Syntroleum is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights that are voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as “Triggering Events.”

The number of outstanding Rights associated with a share of common stock, or the number of Fractional Shares of Preferred Stock issuable upon exercise of a Right and the Purchase Price, are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock occurring prior to the Distribution Date. The Purchase Price payable, and the number of Fractional Shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Preferred Stock.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Preferred Stock that are not integral multiples of a Fractional Share are required to be issued upon exercise of Rights and, in lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Second Amended and Restated Rights Agreement, we reserve the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

At any time until ten days following the first date of public announcement of the occurrence of a Flip-In Event, we may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at our option, in cash, shares of common stock or such other consideration as the board of directors may determine. Immediately upon the effectiveness of the action of the board of directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

At any time after the occurrence of a Flip-In Event and prior to a person’s becoming the beneficial owner of 50% or more of the shares of common stock then outstanding or the occurrence of a Flip-Over Event, we may exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of common stock, and/or other equity securities deemed to have the same value as one share of common stock, per Right, subject to adjustment.

Until a Right is exercised, the holder thereof, as such, will have no rights as one of our stockholders, including, without limitation, the right to vote or to receive dividends.

Other than the redemption price, any of the provisions of the Second Amended and Restated Rights Agreement may be amended by the board of directors as long as the Rights are redeemable. Thereafter, the provisions of the Second Amended and Restated Rights Agreement other than the redemption price may be amended by the board of directors in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Second Amended and Restated Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption may be made at such time as the Rights are not redeemable.

A copy of the Second Amended and Restated Rights Agreement is available free of charge from us. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Second Amended and Restated Rights Agreement, which is incorporated herein by reference.

Restrictions on Business Combinations

Our charter provides that “business combinations” involving an “interested stockholder” must be approved by the holders of at least 66 2/3% of the voting power of the shares not owned by the interested stockholder, unless the business combination is either approved by a majority of “continuing directors” or meets specified requirements regarding price and procedure.

“Continuing directors” is generally defined in our charter as follows:

•	directors who are unaffiliated with the interested stockholder and joined the board before the party to the transaction became an interested stockholder, or

•	directors who are unaffiliated with the interested stockholder and are elected to fill a vacancy and whose election is recommended by a majority of continuing directors then on the board.

Our charter also provides that the initial directors named in our charter who are unaffiliated with the interested stockholder are “continuing directors.”

A “business combination” is generally defined in our charter as follows:

•	any merger or consolidation of our company or one of our subsidiaries with any interested stockholder,

•

any disposition, in one transaction or a series of transactions, to or with any interested stockholder of any assets of our company or any of our subsidiaries having an aggregate fair market value of $10,000,000 or more,

•

the issuance or transfer by us or any of our subsidiaries of any securities of our company or any of our subsidiaries to any interested stockholder, in exchange for property having an aggregate fair market value of $10,000,000 or more,

•	the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an interested stockholder, or

•

any reclassification of securities, or recapitalization of our company, or any merger or consolidation of our company with any of our subsidiaries or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity or convertible securities of our company or any of our subsidiaries that are directly or indirectly owned by any interested stockholder.

An “interested stockholder” is generally defined in our charter as any person who or which:

•	itself, or along with its affiliates, is the beneficial owner, directly or indirectly, of more than 10% of our then outstanding voting stock,

•

is one of our affiliates and at any time within the two–year period immediately before the date in question was itself, or along with its affiliates, the beneficial owner, directly or indirectly, of 10% or more of our then outstanding voting stock, or

•

is an assignee of or has otherwise succeeded to any of our voting stock that was at any time within the two–year period immediately before the date in question beneficially owned by an interested stockholder, if that assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

The provisions in our charter restricting business combinations with interested stockholders also generally apply to an interested stockholder’s affiliates.

To satisfy the price and procedure requirements of these provisions, the following criteria must be satisfied:

•	the total amount of the cash and the fair market value of consideration other than cash to be received per share by holders of our capital stock is at least equal to the highest of

(1) the highest price per share paid by the interested stockholder in transactions during the two–year period before the announcement of the transaction or in the transaction in which it became an interested stockholder,

(2) the fair market value of the stock on the date of announcement of the transaction or the date of the transaction in which it became an interested stockholder, whichever is higher,

(3) the amount determined under clause (2) above multiplied by the ratio of (A) the highest price per share paid by the interested stockholder for any shares during the two–year period before the date of announcement of the transaction to (B) the fair market value of the stock on the first day in that two–year period on which the interested stockholder acquired any shares of stock, and

(4) in the case of preferred stock, the highest preferential amount per share to which stockholders are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company,

•

generally, the consideration to be received by holders of a particular class of outstanding voting stock is in cash or in the same form as the interested stockholder has previously paid for shares of that class of voting stock,

•

after the interested stockholder has become an interested stockholder and before the completion of the business combination, specified actions or omissions have not occurred with respect to dividends and the interested stockholder has not become the beneficial owner of any additional voting stock except as part of the transaction which results in the interested stockholder becoming an interested stockholder,

•

after the interested stockholder has become an interested stockholder, the interested stockholder has not received, except proportionately as a shareholder, any financial assistance or tax advantages provided by the corporation, whether in anticipation of or in connection with the business combination or otherwise, and

•

a proxy or information statement describing the proposed business combination and complying with the requirements of the Securities Exchange Act of 1934 is mailed to stockholders at least 30 days before the completion of the business combination.

Section 203 of the Delaware General Corporation Law provides that, subject to specified exceptions, a corporation may not engage in a broad range of business combinations with any “interested stockholder” for a three–year period following the time that the stockholder becomes an interested stockholder unless:

•	prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by persons who are both officers and directors of the corporation and shares held by specified employee stock ownership plans, or

•

on or after that time, the business combination is approved by the board of directors of the corporation and approved at an annual meeting or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, an “interested stockholder” is defined for purposes of Section 203 to include any person that is

•	the owner of 15% or more of the outstanding voting stock of the corporation, or

•	an affiliate or associate of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

Section 203 permits a corporation to opt out of these provisions, although we have not done so.

Amendments to Charter

Amendments of our charter generally require the approval of the holders of a majority of the outstanding stock entitled to vote on the amendment, and if the amendment would increase or decrease the number of authorized shares of any class or series or the par value of shares of that class or series or would adversely affect the rights, powers or preferences of that class or series, a majority of the outstanding stock of that class or series also would be required to approve the amendment. However, the approval of the board of directors and the affirmative vote of 80% of the stock entitled to vote in the election of directors is required for the amendment or repeal of, or the adoption of provisions that are inconsistent with, the provisions of our charter regarding:

•	powers of the board of directors with respect to the bylaws and our accounts and books, and

•	the number, election and classification of our directors.

In addition, the amendment or repeal of, or the adoption of provisions that are inconsistent with, the provisions of our charter regarding votes required for business combinations with interested stockholders described above requires the approval of our board of directors and the affirmative vote of 66 /3% of the holders of stock entitled to vote in the election of directors and not owned directly or indirectly by interested stockholders or their affiliates.

Amendments to Bylaws

Our board of directors may adopt, alter or amend the bylaws. In addition to meeting notice requirements, our bylaws provide that the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class, is required for stockholders to alter, amend or repeal any provision of the bylaws or to adopt any additional bylaws.

Special Meetings of Stockholders

Subject to the rights of holders of any series of preferred stock or any other series or class of stock as set forth in our charter, our bylaws provide that a special meeting may be called only by the chairman of the board of directors or by the board of directors pursuant to a resolution adopted by a majority of the total number of our directors, including vacancies. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting.

Stockholder Action by Written Consent

Our charter provides that corporate action may not be taken by written consent of stockholders.

Advance Notice Provisions for Stockholder Director Nominations and Stockholder Proposals

Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders.

Our bylaws provide that only individuals who are nominated pursuant to the notice of meeting or by, or at the direction of, our chairman of the board of directors or our board of directors, or by a stockholder who has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as one of our directors. The bylaws also provide that at an annual meeting only business may be conducted as has been brought before the meeting by, or at the direction of, the chairman of the board or our board of directors, or by a stockholder who has given timely written notice to our secretary of the stockholder’s intention to bring that business before the meeting.

Under these provisions, for notice of stockholder director nominations or proposals to be made at an annual meeting to be timely, the notice must generally be received by us:

•	not less than 70 days nor more than 90 days before the first anniversary of the previous year’s annual meeting, or

•

if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date, not earlier than 90 days before the meeting and not later than the later of (1) 70 days before the meeting and (2) 10 days after public announcement of the date of the meeting is first made.

However, if the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 80 days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be timely, but only with respect to nominees for any new positions created by that increase, if it is received by us not later than 10 days after the public announcement is first made by us. If directors are to be elected at a special meeting, the notice must be received by us not earlier than 90 days before the meeting and not later than the later of (1) 70 days before the meeting and (2) 10 days after public announcement of the date of the meeting. Stockholders may not bring business before a special meeting of stockholders under the bylaws.

Under the bylaws, a stockholder’s notice to us proposing to nominate an individual for election as a director must contain specified information, including the identity and address of the nominating stockholder and the beneficial owner, if any, the class and number of shares of stock that are owned beneficially and of record by the stockholder and the beneficial owner, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the bylaws, a stockholder’s notice relating to the conduct of business other than the nomination of directors must contain specified information about the proposed business and about the proposing stockholders, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting the business at the meeting, the name and address of the stockholder and the beneficial owner, if any, the class and number of shares of stock owned beneficially and of record by the stockholder and the beneficial owner, and any material interest of the stockholder and the beneficial owner, if any, in the business so proposed. If the chairman of the board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the bylaws, that person will not be eligible for election as a director, or that business will not be conducted at the meeting, as the case may be.

Classification of Directors

Our charter provides that directors will be divided into three classes serving staggered three–year terms so that approximately one–third of the board of directors is elected each year. Our charter also provides that, subject to the rights of the holders of any series of preferred stock or any other series or class of stock as set forth in the charter to elect additional directors under specified circumstances, the number of directors is fixed in accordance with the bylaws. Our bylaws provide that the number of directors is to be fixed from time to time pursuant to a resolution adopted by a majority of the board of directors, including vacancies, but will not consist of more than 11 nor less than three directors. As of September 30, 2006, the board of directors consisted of eight persons.

The classification of directors makes it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one, will be required to effect a change in a majority of the board of directors.

Removal of Directors; Filling Vacancies on the Board of Directors

Our charter provides that a director may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class.

Under our bylaws, newly created directorships resulting from any increase in the number of directors or any vacancies on the board of directors may be filled by the affirmative vote of a majority of the directors then in office, subject to the rights, if any, of holders of our preferred stock. In addition, our bylaws provide that the directors elected to fill vacancies on the board of directors will hold office until the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock, depositary shares or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. If we issue warrants, we will do so under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

We have summarized selected provisions of the warrants below. If we offer any warrants, we will file the forms of warrant certificate and warrant agreement with the SEC, and you should read those documents for provisions that may be important to you.

The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants,

•	the aggregate number of warrants offered,

•

the designation, number and terms of the debt securities, common stock, preferred stock, depositary shares or other securities purchasable on exercise of the warrants, and procedures that may result in the adjustment of those numbers,

•	the exercise price of the warrants,

•	the dates or periods during which the warrants are exercisable,

•	the designation and terms of any securities with which the warrants are issued,

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable,

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated,

•	any minimum or maximum amount of warrants that may be exercised at any one time,

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants, and

•	any other terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

We may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

We may also modify or amend various other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:

•	shorten the period of time during which the warrants may be exercised, or

•	otherwise materially and adversely affect the exercise rights of the holders of the warrants.

Enforceability of Rights

The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder’s right to exercise the holder’s warrants.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (SEC File No. 0-21911). You can read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public at the SEC’s web site at http://www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules. You may refer to the registration statement, exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 7, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed on May 10, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed on August 9, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed on November 8, 2006;

•

our Current Reports on Form 8-K filed on January 27, 2006, February 3, 2006, February 14, 2006, February 23, 2006, May 2, 2006, May 15, 2006, August 1, 2006, August 16, 2006, September 22, 2006, September 28, 2006, October 6, 2006 and October 31, 2006 and on Form 8-K/A filed on January 12, 2006; and

•	the description of our common stock and associated preferred stock purchase rights contained in Amendment No. 2 to our Current Report on Form 8-K filed on October 29, 2004.

In addition, we incorporate by reference any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement.

You may obtain a free copy of these filings (without exhibits, which can be obtained for a nominal charge) by writing or telephoning:

Gary Gamino

Director of Investor Relations

Syntroleum Corporation

4322 South 49th West Avenue

Tulsa, Oklahoma 74107

(918) 592-7900

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any pricing supplement is accurate as of any date other than the date on its cover page.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement will set forth the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the purchase price,

•	the net proceeds to us,

•	any delayed delivery arrangements,

•	any underwriting discounts and other items constituting underwriters’ compensation,

•	the initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker–dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of our securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any of these sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or may perform services for us in the ordinary course of their businesses.

Equity Line of Credit

On November 20, 2006, Syntroleum Corporation (“we” or “us”) entered into what is sometimes termed an equity line of credit arrangement with Azimuth Opportunity Ltd. (“Azimuth”). Specifically, we entered into a Common Stock Purchase Agreement with Azimuth (the “Purchase Agreement”) that provides that, upon the terms and subject to the conditions set forth therein, Azimuth is committed to purchase up to $40,000,000 of our common stock, or the number of shares that is one less than twenty percent (20%) of the issued and outstanding shares of our common stock as of November 20, 2006, whichever occurs first, over the 24–month term of the Purchase Agreement. No shares of common stock were issued to Azimuth in connection with the execution and delivery of the Purchase Agreement. From time to time during the term of the Purchase Agreement, and at our sole discretion, we may present Azimuth with draw down notices requiring Azimuth to purchase our common stock over 11 consecutive trading days or such other period mutually agreed upon by us and Azimuth, with each draw down subject to limitations based on the price of our common stock and a limit of 2.5% of our market capitalization at the time of such draw down, and further subject to the satisfaction of customary closing conditions. We are able to present Azimuth with up to 24 draw down notices during the term of the Purchase Agreement, with a minimum of five trading days required between each draw down period. Only one draw down is allowed in each draw down pricing period, unless otherwise mutually agreed upon by us and Azimuth. We are not required to sell any shares of common stock under the Purchase Agreement.

Once presented with a draw down notice, Azimuth is required to purchase a pro rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for our common stock exceeds a threshold price determined by us for such draw down, which will not be less than $1.37 per share. The per share purchase price for these shares equals the daily volume weighted average price of our common stock on each date during the draw down period on which shares are purchased, less a discount ranging from 3.125% to

6.250%, based on the threshold price. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, the Purchase Agreement provides that Azimuth will not be required to purchase the pro–rata portion of shares of common stock allocated to that day. However, at its election, Azimuth could buy the pro–rata portion of shares allocated to that day at the threshold price less the discount described above.

The Purchase Agreement also provides that from time to time and at our sole discretion we may grant Azimuth the right to exercise one or more options to purchase additional shares of our common stock during each draw down pricing period for an amount that we specify. Upon Azimuth’s exercise of the option, we would sell to Azimuth the shares of our common stock subject to the option at a price equal to the greater of the daily volume weighted average price of our common stock on the day Azimuth notifies us of its election to exercise its option or the threshold price for the option determined by us in each case, less a discount ranging from 3.125% to 6.250%, based on the volume weighted average price of our common stock.

As described above, the number of shares to be issued by us in connection with any draw down pricing period, and the aggregate purchase price for these shares, will not be known until the draw down pricing period is complete. Accordingly, we do not expect that we will publicly announce the issuance by us of a draw down notice to Azimuth, if any, or the grant by us to Azimuth of the right to exercise an option to purchase additional shares of our common stock during a draw down pricing period, in either case, until the completion of the draw down pricing period. Following completion of the draw down pricing period, we will file with the Securities and Exchange Commission (the “SEC”) a prospectus supplement to our Registration Statement on Form S–3 (File No. 333-62290) (the “Registration Statement”), covering such sale of shares.

In addition to our issuance of shares of common stock to Azimuth pursuant to the Purchase Agreement, our Registration Statement also covers the sale of those shares from time to time by Azimuth to the public. Azimuth is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Azimuth has informed us that, unless it notifies us that it will use a different broker–dealer and we have filed a prospectus supplement to our Registration Statement, it will use an unaffiliated broker–dealer to effectuate all sales, if any, of common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made on the Nasdaq Global Market at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker–dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Azimuth has informed us that each such broker–dealer will receive commissions from Azimuth which will not exceed customary brokerage commissions. Azimuth also will pay other expenses associated with the sale of the common stock it acquires pursuant to the Purchase Agreement.

The shares of common stock may be sold in one or more of the following manners:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

Azimuth has agreed that during the term of and for a period of ninety (90) days after the termination of the Purchase Agreement, neither Azimuth nor any of its affiliates will, directly or indirectly, sell any of our securities except the shares that it owns or has the right to purchase pursuant to the provisions of a draw down notice. Azimuth has agreed that during the periods listed above it will not enter into a short position with respect to shares of our common stock except that Azimuth may sell shares that it is obligated to purchase under a pending draw down notice but has not yet taken possession of so long as Azimuth covers any such sales with the shares purchased pursuant to such draw down notice. Azimuth has further agreed that during the periods listed above it will not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any shares of our common stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of our common stock, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of our common stock, except for the sales permitted by the prior two sentences.

In addition, Azimuth and any unaffiliated broker–dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including without limitation, Rule 10b–5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Azimuth or any unaffiliated broker–dealer. Under these rules and regulations, Azimuth and any unaffiliated broker–dealer:

•	may not engage in any stabilization activity in connection with our securities;

•

must furnish each broker which offers shares of our common stock covered by the prospectus that is a part of our Registration Statement with the number of copies of such prospectus and any prospectus supplement which are required by each broker; and

•	may not bid or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares of common stock by Azimuth and any unaffiliated broker-dealer.

We have agreed to indemnify and hold harmless Azimuth, any unaffiliated broker–dealer and each person who controls Azimuth or any unaffiliated broker–dealer against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in our Registration Statement, or any omission or alleged omission to state in the Registration Statement or any document incorporated by reference in the Registration Statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, unless made or omitted in reliance upon written information provided to us by Azimuth expressly for inclusion therein. We have agreed to pay up to $35,000 of Azimuth’s reasonable attorneys’ fees and expenses (exclusive of disbursements and out–of–pocket expenses) incurred by Azimuth in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement. We have also agreed to pay, on a quarterly basis, up to $12,500 of Azimuth’s due diligence expenses during the term of the Purchase Agreement, including attorneys’ fees and expenses incurred in connection therewith, and attorneys’ fees and expenses incurred by Azimuth in connection with any amendments, modifications or waivers of the Purchase Agreement. Further, we have agreed that if we issue a draw down notice and fail to deliver the shares to Azimuth on the applicable settlement date, and such failure continues for ten trading days, we will pay Azimuth liquidated damages in cash or restricted shares of our common stock, at the option of Azimuth.

Azimuth has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities, including liabilities under the Securities Act, which may be based upon written information furnished by Azimuth to us for inclusion in a prospectus or prospectus supplement related to this transaction.

Upon each sale of our common stock to Azimuth under the Purchase Agreement, we have also agreed to pay Reedland Capital Partners, an Institutional Division of the Financial West Group, member NASD/SIPC, a placement fee equal to 1.125% of the aggregate dollar amount of common stock purchased by Azimuth. We have agreed to indemnify and hold harmless Reedland Capital Partners against certain liabilities, including liabilities under the Securities Act.

LEGAL OPINIONS

Richard L. Edmonson, our Senior Vice President, General Counsel and Corporate Secretary or Baker Botts L.L.P., our outside legal counsel, will issue an opinion about the legality of the offered securities for us. As of the date of this prospectus, Mr. Edmonson owns options to purchase 250,000 shares of our common stock, of which 133,334 are currently exercisable. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Syntroleum Corporation as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part, have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving such reports.